EXHIBIT 99.1

NEWS RELEASE

Texas Rare Earth Resources Corp., 304 Inverness Way South, Suite 365, Englewood, CO  80112
For more information contact:
Company:	Investor Relations:
Marc LeVier, President & CEO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: 303.597.8737	Phone: 716.843.3908
Email: mlevier@texasrareearth.com	Email: dpawlowski@keiadvisors.com

Texas Rare Earth Resources Corp. to Present at
the Rodman & Renshaw Annual Global Investment Conference

SIERRA BLANCA, TX, and DENVER, CO, August 25, 2011-- Texas Rare Earth Resources Corp. (OTCQB: TRER), a heavy rare earths exploration and development company, announced today that Marc LeVier, President and Chief Executive Officer, will present at the Rodman & Renshaw Annual Global Investment Conference at The Waldorf Astoria in New York City on Tuesday, September 13 at 3:15 PM ET.

A link to the live webcast of the presentation, along with presentation materials, will be available on TRER’s website at www.texasrareearth.com.  If you are unable to listen to the live presentation, an archive will be available on the website for 90 days after the conference.

About Texas Rare Earth
Texas Rare Earth Resources Corp.'s primary focus is exploring and developing its Round Top rare earth—beryllium-uranium project which also includes niobium, tantalum and gallium.  The Round Top project is located in Hudspeth County, Texas, 85 miles east of El Paso, Texas.  Independently published data indicates the property may contain approximately 1.6 billion metric tons of rhyolite host rock containing rare earth minerals with potentially a 70% ratio of heavy to total rare earth minerals.  Prior exploratory work also indicates what the Company believes to be a potentially large, high-grade beryllium mineralization.  Uranium mineralization is also present in the deposit.  The Company’s common stock trades on the OTCQB Market tier under the symbol “TRER.”

For more information on Texas Rare Earth Resources Corp., visit its website at http://www.texasrareearth.com.